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                       SLADE'S FERRY BANCORP NAMES DOWNEY
                            LEAD INDEPENDENT DIRECTOR

      SOMERSET, MASSACHUSETTS, June 21, 2006: Slade's Ferry Bancorp (NASDAQ Capital Market: SFBC) has named Paul C. Downey of Mattapoisett, Massachusetts, a three-year member of the company's board of directors, lead independent director. Mr. Downey will hold that title for the first time in the company's history. As lead independent director, Mr. Downey will represent the company's independent directors and hold certain responsibilities previously held by former chairman of the board Kenneth R. Rezendes, who retired from the board in February. In connection with Mr. Downey's appointment, Slade's Ferry Bancorp will also amend its bylaws to remove the requirement that the company have a chairperson. Mary Lynn D. Lenz will no longer serve as interim chairperson, a position she has held since Mr. Rezendes' retirement.

      "Although we're a community bank, we operate in the global economy and need to be cognizant of our corporate accountability as a public company," said President and CEO Lenz. "After careful consideration and input from outside counsel, we've decided to change our governance structure to better reflect the needs of a publicly traded company in 2006. It was the right time, and Paul is the right person."

      Downey joined the board of Slade's Ferry Bancorp in 2003. He is a respected real estate developer who works in the SouthCoast area of Massachusetts who has been working in the field for 18 years where he has been instrumental in more than $60 million in regional commercial development, including the development of the Star Store in downtown New Bedford, the rehabilitation of the Greater New Bedford Community Health Center, the construction of Southern New England School of Law and the residences at Braley Farms.

      He is president of Sakonnet Properties, Inc., a member of the New Bedford Chamber of Commerce, a founding director of the MacLean Children's Fund and is active with the Mattapoisett Youth Athletic Association. Downey graduated with a double major in economics and philosophy from Boston College.

      Slade's Ferry Bancorp was founded to serve community-banking needs with both personal and commercial products and services. With more than $585 million in assets and nine retail branches in Southeastern Massachusetts, Slade's Ferry is a trusted community partner to both business and personal banking customers. Traded on the NASDAQ Capital Market as SFBC, Slade's Ferry Bancorp can also be found on the web at www.sladesferry.com and in seven Massachusetts communities - Assonet, Fairhaven, Fall River, New Bedford, Seekonk, Somerset and Swansea.

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CONTACT:  Mary K. Talbot
          401.245.8819